Exhibit 99.1

Joseph V. Gulfo Resigns as CEO of MELA Sciences;

Robert C. Coradini Named Interim CEO;

David Stone Elected Chairman of the Board

IRVINGTON, NY, June 17, 2013 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed MelaFind®, today announced that Joseph V. Gulfo has resigned as Chairman, President, Chief Executive Officer, and member of the Board of Directors effective June 15, 2013. Robert C. Coradini, a member of the Board of Directors since December 2011, will serve as interim CEO while the board conducts a search for a new CEO. Mr. Coradini has over 20 years experience in the health care industry leading and managing businesses for Johnson & Johnson and GE Medical Systems (currently known as GE Healthcare).

While at Johnson & Johnson, Mr. Coradini held numerous senior leadership positions – he has been President of various subsidiaries of J&J, including Lifescan, Cordis Endovascular and Cardiovations (Ethicon) and was the head of business development of the Medical Devices & Diagnostics Group. He was most recently President of New Ventures of the Johnson & Johnson Consumer Group of Companies where he was responsible for the OrthoNeutrogena division (currently known as Ortho Dermatologics), a leader in dermatology, which was acquired by Valeant International.

“We are thankful for Joseph’s leadership over the past nine years as the company has undergone a successful transformation from product development, to FDA Approval, to early commercial launch of MelaFind® in the US and Germany,” said Mr. Coradini. “The Board and I believe in the technology as a major advance for dermatologists in their fight against Melanoma. It is our intent to work closely with these physicians to succeed. We wish Joseph the best in the next phase of his career.”

Upon this change, David K. Stone, who has served as Lead Independent Director, will assume the role of Chairman of the board and will lead the search for Mr. Gulfo’s replacement.

About MELA Sciences

MELA Sciences, Inc. is a medical device company focused on the commercialization of its flagship product, MelaFind®, and its further design and development. MelaFind® is a first-in-class, FDA approved non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind® has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind® has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, Inc., visit www.melasciences.com

Cautionary Statement Regarding Forward Looking Statements

Safe Harbor: This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind® achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

Contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Claudia Beqaj

PR@melasciences.com